Exhibit 99.1
ASSURANCEAMERICA CORPORATION REPORTS RECORD AUGUST RESULTS
ATLANTA, GEORGIA — October 3, 2005
Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its financial results for the month of August, 2005, and year-to-date through the first eight months of 2005.
Total premium production controlled by its MGA/carrier and its owned retail agencies was $10,616,054 for August 2005, compared to $6,009,324 for August 2004, a 76.7% month over prior year month’s growth. Revenue was $3,493,988 for August 2005, up 69% over August 2004 revenue of $2,061,543. For the eight months of 2005, revenue was $22,512,088, up 40% over the $16,043,832 for the same eight months of 2004. Pre-tax profit was $131,567 in August 2005, compared to a loss of $90,050 in August 2004. Year-to-date pre-tax profit was $1,238,429 compared to a loss of $55,269 for the same eight month period in 2004.
In announcing August results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “Our company set records in both our operating companies this month. It was the first time our MGA/carrier ever wrote $6 million premium in a single month. On the retail agency side, we have never had any month’s revenue volume exceed the peak season month of February, but this August was greater than any record February month we ever achieved. We are excited that both our operating subsidiaries are simultaneously producing so positively.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies, which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency, and AssuranceAmerica Insurance Company.
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC).
Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renée A. Pinczes
770-952-0200 Ext. 105
770-984-0173 — Fax
RPinczes@aainsco.com